Exhibit 99.1

Company Contact:	The Investor Relations Company:
Paul A. Brown, M.D., Chairman	Mike Arneth
(561) 478-8770, Ext. 123	(847) 296-4200

HearUSA AND SIEMENS HEARING INSTRUMENTS

SIGN DEFINITIVE AGREEMENTS

WEST PALM BEACH, Fla., February 13, 2006—HearUSA, Inc. (AMEX: EAR) announced today that it has signed definitive agreements with Siemens Hearing Instruments, Inc. to extend and modify the strategic credit and supply agreements originally entered into in May 2001 The parties have extended their relationship five years and restructured the facility to provide HearUSA with up to $26 million. Approximately $23 million of the line of credit is currently outstanding, leaving a current balance of approximately $3 million available for use by the company exclusively for acquisitions.

As the current balance is paid down, those amounts will become available under a revolver up to the $26 million maximum. As with the original credit facility, the restructured loan is secured by all of the company’s assets. The company said $6.6 million of the current balance will be repaid by monthly cash payments. The remaining current balance and new acquisition loans, plus interest, will be eligible for repayment over the course of the new agreement utilizing rebates earned by the company on sales of Siemens products, provided that the company purchases certain percentages of its requirements from Siemens under the new supply agreement. Any balance remaining at the end of the five-year term will be due in a balloon payment at that time. The new agreements also call for the company to continue to reduce the loan balance by making annual payments in amounts equal to 20% of adjusted EBITDA, and from 25% of any proceeds from equity offerings it may complete.

“These new agreements are an integral component of the long-term growth strategy of HearUSA,” said Stephen J. Hansbrough, President and Chief Executive Officer. “We have worked diligently to build a foundation for that growth over the past few years. Our strong relationship with Siemens has been a key factor in the success of that effort. We consider these new agreements an expression of Siemens’ confidence in the future of HearUSA and we continue to value our strategic relationship.”

About HearUSA

HearUSA provides hearing care to patients whose health insurance and managed care organizations have contracted with the company for such care and to retail “self-pay” patients. The company-owned centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, and Missouri and the province of Ontario Canada. In addition, the company has a network of 1,400 affiliated audiologists in 49 states. For further information, click on “investor information” at HearUSA’s website www.hearusa.com.

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